                                                                 EXHIBIT 99.1

                                   FOR ADDITIONAL INFORMATION:
                                   Corporate Communications, Cygnus
                                   (650) 369-4300 www.cygn.com
                                   Burns McClellan (212) 213-0006
                                   Justin Jackson - Media

FOR IMMEDIATE RELEASE

   Cygnus to Sell Drug Delivery Business to Ortho-McNeil Pharmaceutical, Inc.

Redwood City, CA - November 18, 1999 - Cygnus, Inc. (NASDAQ: CYGN) announced today the signing of a binding agreement to sell most of the assets of its drug delivery business to Ortho-McNeil Pharmaceutical, Inc, a Johnson & Johnson company. Ortho-McNeil will pay up to $75 million in cash, contingent on the achievement of certain milestones. Under terms of the agreement, Cygnus will receive $20 million in cash at closing. The remaining contingent payments relate to the achievement of certain technical, regulatory and commercialization milestones for the contraceptive patch Cygnus is developing with the R.W. Johnson Pharmaceutical Research Institute, a Johnson & Johnson company.

The asset acquisition is subject to Hart-Scott-Rodino review.

According to John C. Hodgman, Chairman, President and Chief Executive Officer of Cygnus, "The primary reason for our decision to sell the drug delivery business is to focus management attention and corporate resources on the GlucoWatch (Registered Trademark) monitor and its proprietary sensor technology."

Cygnus will sell the assets of the drug delivery business to Ortho-McNeil except those relating to a nicotine patch under development and one other early stage project. Cygnus products that are being acquired include the Nicotrol (Registered Trademark) (Pharmacia AB, Stockholm, Sweden) nicotine system that is being marketed by Pharmacia & Upjohn in Europe and by McNeil Consumer Healthcare, a Johnson & Johnson company, in the US; two hormone replacement transdermal products: a 7-day estrogen patch recently approved by the U.S. Food and Drug Administration and an estrogen/progestin combination product that completed Phase 3 clinical trials; and the contraceptive patch being developed by the R.W. Johnson Pharmaceutical Research Institute.

Cygnus is engaged in the development and manufacture of diagnostic and drug delivery systems utilizing its proprietary technologies to satisfy unmet medical needs cost effectively. Cygnus' current efforts are primarily focused on two core areas: a frequent, automatic and non-invasive glucose monitoring device (the GlucoWatch - Registered Trademark - device) and transdermal drug delivery systems.

This news release contains forward-looking statements regarding future events and the future performance of the Company that involve risks and uncertainties that may cause the Company's actual results to differ materially. Such factors include government approvals related to this proposed asset sale and government approvals, commercial introduction and market acceptance of the GlucoWatch (Registered Trademark) monitor. There can be no assurances that the proposed asset sale will pass the Hart-Scott-Rodino review. Further, there can be no assurances that the GlucoWatch (Registered Trademark) monitor will be approved by the U.S. Food and Drug Administration. There also can be no assurances that if the company receives approval from the FDA that the product could be successfully manufactured or marketed. The Company refers you to the documents the Company files from time to time with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause the Company's actual results to differ from the Company's current expectations and any forward-looking statements contained in this news release.

                                       END